     As filed with the Securities and Exchange Commission on June 21, 2002.
                                                  Registration No. 333-83934.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                         PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ZIXIT CORPORATION
             (Exact name of registrant as specified in its charter)

              TEXAS                                              75-2216818
 (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                            Identification No.)


                             2711 N. HASKELL AVENUE
                                SUITE 2300, LB 36
                            DALLAS, TEXAS 75204-2960
                                 (214) 370-2000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                   ----------

                                  STEVE M. YORK
                             CHIEF FINANCIAL OFFICER
                             2711 N. HASKELL AVENUE
                                SUITE 2300, LB 36
                            DALLAS, TEXAS 75204-2960
                                 (214) 370-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

         Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                 AMOUNT            PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
    TITLE OF SHARES              TO BE             AGGREGATE PRICE            AGGREGATE            REGISTRATION
    TO BE REGISTERED           REGISTERED             PER UNIT(1)          OFFERING PRICE(1)             FEE(2)
----------------------------------------------------------------------------------------------------------------
     Common Stock,
     $.01 par value         916,667 shares              $3.97                $3,639,168               $334.80
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market on February 28, 2002.

(2)      Previously paid on March 7, 2002 with the initial filing.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion


June 21, 2002


                                ZIXIT CORPORATION

                                 916,667 SHARES

                                  COMMON STOCK

                                   ----------


         This prospectus relates to an offering of up to 916,667 shares of our common stock, par value $.01 per share, which are issuable to the selling shareholders upon the exercise of certain common stock warrants. The warrants were issued to the selling shareholders on March 1, 2002 in connection with David P. Cook's transfer of his own employee stock options to acquire 916,667 shares of common stock back to us, and our issuance of warrants for the same number of shares to the selling shareholders on substantially the same terms and conditions as those governing Mr. Cook's original stock options. This prospectus does not relate to the 116,833 shares or 625,000 shares that are concurrently being offered pursuant to Registration Statements on Form S-3 (Registration Nos. 333-89052 and 333-89056, respectively).


         The common stock being registered is being offered for the account of those security holders described under "Selling Shareholders" on page 8. We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus.

         The shares may be offered in transactions on The Nasdaq Stock Market, in negotiated transactions, or through a combination of methods of distribution, at prices relating to the prevailing market prices, at negotiated prices or at fixed prices that may be changed. Please see "Plan of Distribution" on page 11.


         Our common stock is quoted on The Nasdaq Stock Market under the symbol "ZIXI." On June 18, 2002, the last sale price of our common stock, as reported on Nasdaq, was $5.13 per share.


                                   ----------

       THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF ALL OR A PORTION OF YOUR INVESTMENT.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                                   ----------

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
           ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
           OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
             OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                   ----------


                 The date of this prospectus is June 21, 2002.

                                TABLE OF CONTENTS


ZixIt Corporation............................................................1
Risk Factors.................................................................1
Recent Development...........................................................7
Note on Forward-Looking Statements and Risk Factors..........................7
Documents Incorporated by Reference..........................................7
Where You Can Get More Information...........................................8
Selling Shareholders.........................................................8
Plan of Distribution........................................................11
Use of Proceeds.............................................................12
Indemnification of Directors and Officers...................................12
Legal Matters...............................................................13
Experts.....................................................................13





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND NOT ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER ZIXIT CORPORATION NOR ANY OF ITS REPRESENTATIVES HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FURTHERMORE, NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER THE CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                ZIXIT CORPORATION

         This prospectus relates to an offering of up to 916,667 shares of our common stock, par value $.01 per share, which are issuable to the selling shareholders upon the exercise of certain common stock warrants issued on March 1, 2002. We have not received any consideration from the selling shareholders for the issuance of these common stock warrants -- although we will receive the exercise price paid upon exercise of the warrants.

         We are a development-stage company and currently have no significant revenues. Since January 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users. We were incorporated in Texas in 1988. Our executive offices are located at 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960, and our telephone number is (214) 370-2000. Our Web site address is www.zixit.com. Information contained on our Web site is not a part of this prospectus. In this prospectus, "we," "us," "our" and "ZixIt" refer to ZixIt Corporation and its subsidiaries unless the context otherwise requires.

                                  RISK FACTORS

         Before investing in our common stock offered by this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or uncertainties or any of the risks and uncertainties described below actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

         WE HAVE NO SIGNIFICANT REVENUES, AND WE MAY NOT BE ABLE TO RAISE NEEDED FUNDS.

         We currently have no significant revenues; however, we believe $15,159,000 in cash and marketable securities at March 31, 2002, combined with scheduled installment payments due from resellers and distributors of approximately $1,400,000, are sufficient to sustain our estimated level of operating expenditures through the end of the first quarter of 2003. We are considering various capital funding alternatives in order to strengthen our financial position. We cannot assure you that we will be able to raise additional capital on satisfactory terms, if and when needed.

         THE MARKET MAY NOT BROADLY ACCEPT OUR PRODUCTS AND SERVICES, WHICH WOULD PREVENT US FROM OPERATING PROFITABLY.

         We must be able to achieve broad market acceptance for our products and services in order to operate profitably. We have not yet been able to do this. To our knowledge, there are currently no secure Internet communications businesses similar to ours, that currently operate at the scale that we would require, at our current expenditure levels and proposed pricing, to become profitable. There is no assurance that our products and services will become generally accepted or that they will be compatible with any standards that become generally accepted, nor is there any assurance that enough paying users will ultimately be obtained to enable us to operate profitably.

         THOUGH WE HAVE ESTABLISHED STRATEGIC AND COLLABORATIVE RELATIONSHIPS WITH SEVERAL STRATEGIC MARKETING PARTNERS, WE HAVE NOT REALIZED SIGNIFICANT REVENUES FROM THESE RELATIONSHIPS AND MAY NOT IN THE FUTURE.

         One of our primary business strategies has been to enter into strategic or other similar collaborative relationships to reach a larger customer base than we can reach through our direct sales and marketing efforts. To date, these strategic and collaborative business relationships have not yielded any significant revenues.

         Assuming we are successful in entering into business relationships that yield revenues, we will want to maintain these relationships and enter into additional relationships to successfully execute our business plan. If we are unable to do so, we will have to devote substantially more resources to the distribution, sale and marketing of our products and services than we would otherwise.

         Furthermore, our ability to achieve future growth will also depend on our ability to continue to establish direct seller channels and to develop multiple distribution channels. Failure to enter into productive reseller arrangements could harm our business.

         COMPETITION IN THE SECURE MESSAGING DELIVERY BUSINESS IS EXPECTED TO INCREASE, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

         ZixIt's products and services are targeted to the secure messaging delivery market. Although there are many large, well-funded participants in the information technology (IT) security industry, none currently participate in the secure messaging delivery market. ZixIt's primary competitors in this market are Tumbleweed Communications, CertifiedMail.com, PrivateExpress, and Sigaba Corporation. ZixIt believes that the secure messaging delivery market is immature, and, for the most part, unpenetrated, unlike many segments of the IT security industry - which are saturated. After several years of infrastructure deployment and product development, ZixIt believes that it is the only provider that has made the investments necessary to successfully penetrate the relatively untapped secure messaging delivery market. ZixIt does not believe that its primary competitors have made the investments required to match ZixIt's infrastructure development and product offerings. Nevertheless, others may, over time, make the necessary investments in infrastructure and product offerings. These competitors may develop new technologies that are perceived as being more secure, effective or cost efficient than our own. If ZixIt is not successful in exploiting the technology advantage it believes it currently holds, these competitors could successfully garner a significant share of the market, to the exclusion of ZixIt. Furthermore, increased competition could result in pricing pressures, reduced margins or the failure of our business to achieve or maintain market acceptance, any of which could harm our business.

         OUR INABILITY TO DEVELOP AND INTRODUCE NEW SECURE E-MESSAGING PRODUCTS AND RELATED SERVICES AND TO IMPLEMENT TECHNOLOGICAL CHANGES COULD HARM OUR BUSINESS.

         The emerging nature of the Internet and the secure Internet e-messaging business and their rapid evolution, require us continually to develop and introduce new products and services and to improve the performance, features and reliability of our existing products and services, particularly in response to competitive offerings. We have received no significant revenues from the sale of any of our products and related services.

         We also have under development new feature sets for our current product line and are considering new secure e-messaging products. The success of new or enhanced products and services depends on several factors -- primarily, market acceptance. We may not succeed in developing and marketing new or enhanced products and services that respond to competitive and technological developments and changing customer needs. This could harm our business. We do not currently anticipate using any significant portion of our cash resources to acquire new technologies from third parties in connection with developing new secure e-messaging products or new feature sets for our current products.

         IF THE MARKET FOR SECURE INTERNET ELECTRONIC MESSAGING DOES NOT CONTINUE TO GROW, DEMAND FOR OUR PRODUCTS AND SERVICES WILL BE ADVERSELY AFFECTED.

         The market for secure Internet electronic messaging is at an early stage of development. Continued growth of the secure Internet electronic messaging market will depend to a large extent on the public recognizing the potential threat posed by computer hackers and other unauthorized users. Failure of the secure e-messaging market to grow could reduce demand for our products and services, which would harm our business.

         CAPACITY LIMITS ON OUR TECHNOLOGY AND NETWORK HARDWARE AND SOFTWARE MAY BE DIFFICULT TO PROJECT, AND WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR SYSTEMS TO MEET INCREASED USE, WHICH WOULD RESULT IN REDUCED REVENUES.

         While we have ample through-put capacity to handle our customers' requirements for the medium term, at some point we may be required to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network. In addition, we may not be able to expand and upgrade, in a timely manner, our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not timely and appropriately expand and upgrade our systems and network hardware and software, we may lose customers and revenues.

         SECURITY INTERRUPTIONS TO OUR SECURE DATA CENTER COULD DISRUPT OUR BUSINESS, AND ANY SECURITY BREACHES COULD EXPOSE US TO LIABILITY AND NEGATIVELY IMPACT CUSTOMER DEMAND FOR OUR PRODUCTS AND SERVICES.

         Our business depends on the uninterrupted operation of our secure data center. We must protect this center from loss, damage or interruption caused by fire, power loss, telecommunications failure or other events beyond our control. Any damage or failure that causes interruptions in our secure data center operations could materially harm our business, financial condition and results of operations.

         In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our products and services depends on the efficient operation of the Internet connections between customers and our data center. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.

         Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceives them to be secure. Despite our implementation of network security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any of these events; therefore, it is possible that we may have to use additional resources to address these problems.

         Messages sent through our ZixMail.net(TM) message portal will reside, for a user-specified period of time, in our data center facilities. Also, since we receive payments online for our ZixMail service, certain confidential customer information is retained in our data center facilities. Any physical or electronic break-ins or other security breaches or compromises of this information could expose us to significant liability, and customers could be reluctant to use our Internet-related products and services.

         As was previously announced, we determined in June 2001 that credit card databases at our independently operated subsidiary, Anacom Communications, Inc. (we refer to it as "Anacom"), had been improperly accessed. As a result of this improper access, we shut down the Anacom operations and Anacom ceased doing business. The ZixMail and ZixMail.net systems and our secure data center operations were entirely separate from the systems operated by Anacom. No ZixIt technologies or operations were involved in the incident, nor are the Anacom technologies involved being used in our "Zix" family of secure e-messaging products and services. Accordingly, we do not anticipate that this breach will have any lasting effect on the development and deployment of our secure e-messaging products and related services. Although no claims have been asserted against us with respect to this incident to date, claims could be asserted in the future. We are unable to assess the amount of the liability, if any, to Anacom or us, which may result from any claims that may be asserted.

         WE MAY HAVE TO DEFEND OUR RIGHTS IN INTELLECTUAL PROPERTY THAT WE USE IN OUR PRODUCTS AND SERVICES, WHICH COULD BE DISRUPTIVE AND EXPENSIVE TO OUR BUSINESS.

         We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing products or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.

         OUR PRODUCTS AND SERVICES COULD CONTAIN UNKNOWN DEFECTS OR ERRORS.

         We subject our products and services to quality assurance testing prior to product release. To date, we have not become aware after product release of any defect or error that materially affects their functionality. Nevertheless, our products and services could contain undetected defects or errors. This could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs or increased service and warranty costs. Any of these could prevent us from implementing our business model and achieving the revenues we need to operate profitably.

         PUBLIC KEY CRYPTOGRAPHY TECHNOLOGY IS SUBJECT TO RISKS.

         Our products and services employ, and future products and services may employ, public key cryptography technology. With public key cryptography technology, a user has a public key and a private key, which are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of a user's private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of a user's private key is predicated on the assumption that it is difficult to mathematically derive a user's private key from the user's related public key. Should methods be developed that make it easier to derive a user's private key, the security of encryption products using public key cryptography technology would be reduced or eliminated and such products could become unmarketable. This could require us to make significant changes to our products, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This, or related, publicity could adversely affect public perception of the security afforded by public key cryptography technology, which could harm our business.

         WE DEPEND ON KEY PERSONNEL.

         We depend on the performance of our senior management team -- including our Chairman, President and Chief Executive Officer, John A. Ryan, and his direct reports; our Founder, David P. Cook; and other key employees, particularly highly skilled technical personnel. Our success also depends on our ability to attract, retain and motivate these individuals. There is competition for these personnel, and we face a tight employment market for the particular individuals we need to attract. Other than for Messrs. Ryan and Cook, none of our employees have employment contracts with us nor are there any agreements with members of our senior management team or other key employees that prevent them from leaving ZixIt at any time. In addition, we do not maintain key person life insurance for any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain and motivate key employees could harm our business.

         WE COULD BE AFFECTED BY GOVERNMENT REGULATION.

         Exports of software products using encryption technology are generally restricted by the United States government (we refer to it as the "U.S."). Although we have obtained U.S. government approval to export our ZixMail product to almost all countries in the world, the list of countries to which ZixMail cannot be exported could be revised in the future. Furthermore, some foreign countries impose restrictions on the use of encryption products, such as the ZixMail product. Failure to obtain the required governmental approvals would preclude the sale or use of the ZixMail product in international markets.

         OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Also, the market prices of securities of other Internet-related companies have been highly volatile and, as is well known, have generally declined substantially and broadly.

         FURTHER ISSUANCES OF EQUITY SECURITIES MAY BE DILUTIVE TO CURRENT SHAREHOLDERS.

         As noted above, we are considering various capital funding alternatives in order to strengthen our financial position. These capital funding alternatives could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our shares of common stock. In addition, we incentivize employees and attract new employees by issuing options to purchase our shares of common stock. The interest of our existing shareholders could be diluted by stock option issuances to employees and any equity securities issued in a capital funding financing. Moreover, we currently have on file registration statements covering the resale of securities held by existing holders of our common stock and holders of warrants or options to purchase shares of our common stock.

         A PRIVATE INVESTOR OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK AND COULD SIGNIFICANTLY INFLUENCE THE OUTCOME OF ACTIONS.

         George Weaver Haywood, a private investor, has beneficial ownership of approximately 20% of our outstanding common stock, according to his recent filings with the Securities and Exchange Commission (we refer to it as the "SEC"). Mr. Haywood, in his most recent SEC filing, has stated that our stock was not acquired for, and is not being held for, the purpose of, or with the effect of, changing or influencing the control of ZixIt. However, because of his large percentage ownership, Mr. Haywood could be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. Mr. Haywood's interests may not be aligned with the interests of our other shareholders.

         TERRORIST ATTACKS HAVE CONTRIBUTED TO ECONOMIC INSTABILITY IN THE U.S.; CONTINUED TERRORIST ATTACKS, WAR OR OTHER CIVIL DISTURBANCES COULD LEAD TO FURTHER ECONOMIC INSTABILITY AND DEPRESS OUR STOCK PRICE.

         On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks caused instability in the global financial markets and contributed to volatility in the stock prices of U.S. publicly traded companies. These attacks may lead to armed hostilities or to further acts of terrorism and civil disturbances in the U.S. or elsewhere, which may further contribute to economic instability in the U.S. and could harm our business.

         WE MAY HAVE LIABILITY FOR INDEMNIFICATION CLAIMS ARISING FROM THE SALE OF OUR PREVIOUS BUSINESSES IN 1998 AND 1997.

         We disposed of our remaining operating businesses in 1998 and 1997. In selling those businesses, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants and other specified matters. Although we believe that we have adequately provided for future costs associated with these indemnification obligations, indemnifiable claims could exceed our estimates.

         WE MAY ENCOUNTER OTHER UNANTICIPATED RISKS AND UNCERTAINTIES IN THE INTERNET MARKET OR IN DEVELOPING NEW PRODUCTS AND SERVICES, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN RESPONDING TO ANY UNANTICIPATED RISKS OR UNCERTAINTIES.

         There are no assurances that we will be successful or that we will not encounter other, and even unanticipated, risks. We discuss other operating, financial or legal risks or uncertainties in our periodic filings with the SEC. We are, of course, also subject to general economic risks.

                               RECENT DEVELOPMENT

         In April 2002, we entered into an agreement with Yahoo! Inc. (we refer to it as "Yahoo!") that terminated our obligation to provide secure messaging services to users of Yahoo! Mail. In connection with the termination of the secure messaging services, the total remaining commitment owed to Yahoo! was reduced by $850,000, and we issued a promissory note in the amount of $2,500,000, which may be paid in either cash or registered common stock. The note is expected to be satisfied in the second quarter of 2002 when the registration of the required shares with the SEC becomes effective, using the then-current stock price.

              NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

         This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in the "Risk Factors" section above, among other places.

         Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to "incorporate by reference" in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.

         We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares of common stock offered by this prospectus:

         o our Annual Report on Form 10-K/A, including audited financial statements, for our fiscal year ended December 31, 2001;

         o our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2002;

         o all other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year covered by the Annual Report referred to above; and

         o the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.

         Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

         At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:

                                  Steve M. York
                Senior Vice President and Chief Financial Officer
                                ZixIt Corporation
                            2711 North Haskell Avenue
                                Suite 2300, LB 36
                            Dallas, Texas 75204-2960
                            Telephone: (214) 370-2000

                       WHERE YOU CAN GET MORE INFORMATION

         We are delivering this prospectus to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholder is offering to you. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information that is included in the registration statement.

         You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

         o read and copy any materials we have filed with the SEC at the SEC's Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 233 Broadway, New York, New York 10279; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or

         o visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy statements, and other information regarding issuers that file electronically.

         You can obtain more information about the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

                              SELLING SHAREHOLDERS

         The shares of common stock being offered are issuable to the selling shareholders upon the exercise of certain common stock warrants. The warrants were issued to the selling shareholders on March 1, 2002 in connection with the transfer by our former President and Chief Executive Officer, David P. Cook, of his own employee stock options to acquire 916,667 shares of our common stock back to us, and our issuance of warrants for the same number of shares to the selling shareholders on substantially the same terms and conditions as those governing Mr. Cook's original stock options. The warrants were issued at no additional cost to the selling shareholders. The warrants are immediately exercisable at an exercise price of $7.00 per share and will expire at 6:00 p.m. on April 29, 2003. The selling shareholders are members of an investor group (or their assignees) led by H. Wayne Huizenga, who invested cash totaling $44,000,000 in our company in 2000. Each selling shareholder received a number of warrants equivalent to the number of shares of our common stock purchased by the selling shareholder (or its predecessor-in-interest) in 2000. In connection with the transfer by Mr. Cook of his option shares and their re-issuance to the selling shareholders, we agreed to file an appropriate registration statement covering the resale of the common stock issuable upon exercise of the warrants.

         The table below sets forth information with respect to the beneficial ownership of our common stock by the selling shareholders immediately prior to this offering and as adjusted to reflect the sale of shares of common stock pursuant to this offering. The table assumes that the selling shareholders sell all of the shares offered by them in this offering. We are unable, however, to determine the exact number of shares that will actually be sold or when or if these sales will occur. We have prepared this table based solely upon information furnished to us by or on behalf of the selling shareholders.

Of the 916,667 shares offered by this prospectus, all 916,667 shares have been reserved for issuance by us to the selling shareholders upon the exercise of outstanding and immediately exercisable warrants.

         Except for H. Wayne Huizenga, who has been elected Co-Vice Chairman of our Board of Directors and is an affiliate of certain of the shareholders, none of the selling shareholders has had any position, office or other material relationship with us within the past three years to our knowledge.

         The percentage of shares beneficially owned after this offering by each of the selling shareholders is based on the 17,674,687 shares of our common stock outstanding on April 30, 2002.

                                                                                       NUMBER OF           SHARES BENEFICIALLY
                                                               NUMBER OF SHARES      SHARES BEING           OWNED AFTER THIS
                                                              BENEFICIALLY OWNED    REGISTERED FOR            OFFERING(1)(3)
                                                                 PRIOR TO THIS      RESALE IN THIS      -----------------------
      NAME OF BENEFICIAL OWNER                                  OFFERING(1)(2)        OFFERING(2)       NUMBER       PERCENTAGE
      ------------------------                                ------------------    --------------      -------      ----------
1.    Andrew J. Sukawaty Revocable Trust dated January             9,026               2,083            6,943            *
      14, 2000(4)
2.    Rosalie V. Arthur                                            4,515               1,042            3,473            *
3.    Rosanne Badowski                                             6,943               2,083            4,860            *
4.    John E. Berndt                                               9,026               2,083            6,943            *
5.    Berrard Holdings Limited Partnership(5)                     90,276              20,833           69,443            *
6.    Cris V. Branden                                             13,890               4,167            9,723            *
7.    Kevin E. Brauer                                              9,026               2,083            6,943            *
8.    Cascade Investment, L.L.C.(6)                               69,443              20,833           48,610            *
9.    William J. Conaty                                            9,026               2,083            6,943            *
10.   Dennis D. Dammerman                                          9,026               2,083            6,943            *
11.   DBV Investments, L.P.(7)                                    69,443              20,833           48,610            *
12.   John C. Esrey                                                9,026               2,083            6,943            *
13.   William T. Esrey, Jr.                                        9,026               2,083            6,943            *
14.   David E. Fanta                                               6,856               1,667            5,189            *
15.   David C. Feldman                                             7,223               1,667            5,556            *
16.   Robert J. Henninger, Jr.                                    52,693(8)           14,583           38,110(8)         *
17.   Albert Fried, Jr.                                           20,833               6,250           14,583            *
18.   Michael B. Fuller and Mary G. Fuller, Joint Tenants          9,026               2,083            6,943            *
19.   G. Harry Huizenga Enterprises, L.L.C.(9)                     9,030               2,084            6,946            *
20.   Troy L. Gabriel                                              6,772               1,563            5,209            *
21.   H. Family Limited Partnership(10)                          451,387             104,167          347,220          1.96
22.   H. Wayne Huizenga, Jr.                                     225,693              52,083          173,610            *
23.   H. Wayne Huizenga Sr. Perpetual Trust Master Trust          65,827              15,191           50,636            *
      I Share A (dated December 23, 1999)(11)
24.   H. Wayne Huizenga Sr. Perpetual Trust Master Trust          65,827              15,191           50,636            *
      I Share B (dated December 23, 1999)(11)

                                                                                       NUMBER OF          SHARES BENEFICIALLY
                                                               NUMBER OF SHARES      SHARES BEING           OWNED AFTER THIS
                                                              BENEFICIALLY OWNED    REGISTERED FOR           OFFERING(1)(3)
                                                                 PRIOR TO THIS      RESALE IN THIS      -----------------------
      NAME OF BENEFICIAL OWNER                                  OFFERING(1)(2)        OFFERING(2)       NUMBER       PERCENTAGE
      ------------------------                                ------------------    --------------      -------      ----------
25.   H. Wayne Huizenga Sr. Perpetual Trust Master Trust          65,827              15,191           50,636            *
      I Share C (dated December 23, 1999)(11)
26.   H. Wayne Huizenga SR Perpetual Trust Master Trust I         65,827              15,191           50,636            *
      Share D (dated December 23, 1999)(11)
27.   Kris E. Hansel                                               1,807                 417            1,390            *
28.   Harris W. Hudson Limited Partnership(12)                   180,556              41,667          138,889            *
29.   Holly J. Hudson Limited Partnership(13)                     85,011              19,618           65,393            *
30.   Steven W. Hudson Limited Partnership(14)                    85,011              19,618           65,393            *
31.   Huizenga Family Foundation, Inc.(10)                        45,136              10,416           34,720            *
32.   Huizenga Investments Limited Partnership(9)                 90,285              20,835           69,450            *
33.   Joseph H. Izhakoff                                           1,390                 417              973            *
34.   Jean Huizenga Enterprises, L.L.C.(15)                        9,026               2,083            6,943            *
35.   George D. Johnson, Jr.                                     155,356              41,667          113,689            *
36.   J.W. Croghan Trustee, JWC Trust dated December 28,          69,443              20,833           48,610            *
      1982(16)
37.   Kevin F. Flynn June 21, 1992 Non-Exempt Trust(17)          477,455             109,375          368,080          2.08
38.   Kirk Holdings Limited Partnership(18)                       12,845               3,854            8,991            *
39.   Meljay C. Krause                                             9,026               2,083            6,943            *
40.   Arthur A. Kurtze                                             9,026               2,083            6,943            *
41.   October Capital, LLC(19)                                    69,450              20,835           48,615            *
42.   Lion Ventures LLC(20)                                        8,680               2,604            6,076            *
43.   LM Private Investments, L.P.(21)                             5,556               1,667            3,889            *
44.   Martha J. Huizenga Holdings Limited Partnership(22)         45,140              10,417           34,723            *
45.   Michael S. Egan Grantor Retained Annuity Trust               9,026               2,083            6,943            *
      F/B/O Riley Martin Michael Egan (dated April 30,
      1996)(23)
46.   Michael S. Egan Grantor Retained Annuity Trust               9,026               2,083            6,943            *
      F/B/O Teague Michael Thomas Egan (dated April 30,
      1996)(23)
47.   Michael S. Egan Living Trust(23)                            93,886              21,666           72,220            *
48.   Gene Ostrow                                                  6,943               2,083            4,860            *
49.   Philip V. Petrocelli                                         6,943               2,083            4,860            *
50.   PKI Investment Company, L.L.C.(24)                         121,525              36,458           85,067            *
51.   Gary Reiner                                                  9,026               2,083            6,943            *
52.   Richard Rosenblatt                                          24,306               7,292           17,014            *
53.   John M. Samuels                                              9,026               2,083            6,943            *
54.   Theodore H. Schell                                           9,026               2,083            6,943            *
55.   John A. Schneider                                           90,279              20,834           69,445            *
56.   Robin M. Segaul                                                901                 208              693            *
57.   Keith S. Sherin                                              6,943               2,083            4,860            *
58.   Donald R. Sinclair                                           7,223               1,667            5,556            *
59.   Thistle Hill Partners, Ltd.(25)                              7,223               1,667            5,556            *

                                                                                       NUMBER OF          SHARES BENEFICIALLY
                                                               NUMBER OF SHARES      SHARES BEING           OWNED AFTER THIS
                                                              BENEFICIALLY OWNED    REGISTERED FOR           OFFERING(1)(3)
                                                                 PRIOR TO THIS      RESALE IN THIS      -----------------------
      NAME OF BENEFICIAL OWNER                                  OFFERING(1)(2)        OFFERING(2)       NUMBER       PERCENTAGE
      ------------------------                                ------------------    --------------      -------      ----------
60.   William T. Esrey, Trustee U/T/A dated December 12,          90,285              20,835           69,450            *
      1985, F/B/O William T. Esrey(26)
61.   I. Benjamin Watson, III                                      9,026               2,083            6,943            *
62.   Weezor I Limited Partnership(27)                           173,608              52,083          121,525            *
63.   John F. Welch                                               69,450              20,835           48,615            *
64.   Wincrest Ventures, L.P.(25)                                 72,223              16,667           55,556            *
65.   Peter W. Wright                                             90,276              20,833           69,443            *
66.   LKL Partners, a Florida general partnership(28)             57,679              15,103           42,576            *

        Total                                                  3,704,561             916,667        2,787,894        15.77

----------

 *   Does not exceed 1% of our outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes an aggregate of (a) 645,504 of the shares acquired by the selling shareholders pursuant to a Common Stock and Warrant Purchase Agreement, dated April 11, 2000, by and among us and H. Wayne Huizenga and his affiliates and assigns (we refer to it as the "Purchase Agreement"),
     (b) 2,138,890 shares that may be immediately acquired by the selling shareholders upon the exercise of certain warrants issued to them pursuant to the Purchase Agreement and (c) 3,500 shares acquired by one of the selling shareholders on the open market. All of such shares (other than those purchased on the open market) were registered by us on May 8, 2000 on Form S-3 (Registration No. 333-36556) for resale by the selling shareholders.

(2) Includes an aggregate of 916,667 shares that may be acquired by the selling shareholders upon the exercise of the warrants that are the subject of this prospectus.

(3) Assumes that the selling shareholders sell all of the 916,667 shares offered by them in this offering and none of the other shares beneficially owned by them.

(4) Andrew J. Sukawaty, Trustee, has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(5) Steven R. Berrard has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(6) Michael Larson and William H. Gates III share voting and investment power over the shares to be sold for the account of the selling shareholder.

(7) DBV Investments, L.P. has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(8) Includes beneficial ownership of 38,110 shares transferred from Finally Limited Partnership.

(9) H. Wayne Huizenga, Sr. has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(10) H. Wayne Huizenga, Jr. has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(11) Cris V. Branden, H. Wayne Huizenga, Jr. and Richard C. Rochon, Co-Trustees, share voting and investment power over the shares to be sold for the account of the selling shareholder.

(12) Harris W. Hudson and Peter W. Wright share voting and investment power over the shares to be sold for the account of the selling shareholder.

(13) Holly J. Hudson and Peter W. Wright share voting and investment power over the shares to be sold for the account of the selling shareholder.

(14) Steven W. Hudson and Peter W. Wright share voting and investment power over the shares to be sold for the account of the selling shareholder.

(15) Bonnie Hudson has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(16) John W. Croghan, Trustee, has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(17) Kevin F. Flynn, Trustee, has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(18) James L. Kirk and Rebecca E. Kirk share voting and investment power over the shares to be sold for the account of the selling shareholder.

(19) Lance T. LeMay, Ronald LeMay and Holly Pechacek share voting and investment power over the shares to be sold for the account of the selling shareholder.

(20) Edward A. Cespedes has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(21) William D. Leven has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(22) Richard C. Rochon and Martha J. Huizenga share voting and investment power over the shares to be sold for the account of the selling shareholder.

(23) Michael S. Egan, Trustee, has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(24) Donald F. Flynn has sole voting and investment power over the shares to be sold for the account of the selling shareholder in his capacity as President of the selling shareholder and as President of the selling shareholder's Manager, Flynn Enterprises, Inc.

(25) John A. Blaisdell has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(26) William T. Esrey, Sr., Trustee, has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(27) Richard C. Rochon has sole voting and investment power over the shares to be sold for the account of the selling shareholder.

(28) Jonathan L. Awner & Stephen K. Roddenberry share voting and investment power over the shares to be sold for the account of the selling shareholder.

                              PLAN OF DISTRIBUTION

         The sale of shares offered in this prospectus by the selling shareholders or pledgees may be effected from time-to-time directly, or by one or more broker-dealers or agents, in one or more transactions on The Nasdaq Stock Market or other exchanges on which our common stock may be listed for trading, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         This prospectus also may be used, with our consent, by donees of the shares of common stock under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of donees of selling shareholders and any other material information with respect to the plan of distribution not previously disclosed.

         In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agents for the selling shareholder. Any broker-dealer that does this may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the shares for which the broker-dealer may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer may be in excess of customary compensation. To our knowledge, the selling shareholders have not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares offered hereby, nor do we know the identity of any brokers or market makers that will participate in the offering. In managing their investment in us, the selling shareholders could employ various methods involving hedging, short sales or loans or pledges of the shares covered by this prospectus.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares.

         In order to comply with some states' securities laws, if applicable, our common stock will be sold in jurisdictions only through registered or licensed brokers or dealers. In some states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock by the selling shareholders, rather, the selling shareholders will receive those proceeds directly. We will, however, receive proceeds from any cash exercises of the warrants by the selling shareholders under the warrant agreements. All proceeds received as a result of the exercise of those warrants will be used as working capital for our operations.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Texas Business Corporation Act, our Restated Articles of Incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

         o any breach of the director's duty of loyalty to us or to our shareholders;

         o any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

         o any transaction from which the director derived any improper personal benefit;

         o any act or omission where the liability of the director is expressly provided by statute; or

         o any act related to an unlawful stock repurchase or payment of a dividend.

         In addition, our Restated Articles of Incorporation and Restated Bylaws include provisions permitted by the Texas Business Corporation Act whereby our directors, officers, employees, and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. In addition, the employment agreement between John A. Ryan and us, dated November 14, 2001, provides Mr. Ryan, our Chairman, President and Chief Executive Officer, with a contractual right to indemnification as an officer and/or director of us as set forth in Article VII of our Restated Bylaws, dated September 14, 1999.

                                  LEGAL MATTERS

         The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel and Secretary.

                                     EXPERTS

         The consolidated financial statements appearing in the Annual Report on Form 10-K/A for our fiscal year ended December 31, 2001, referred to under "Documents Incorporated by Reference" on page 7, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC registration fee                                       $   334.80*
         Nasdaq filing fee                                            2,000.00**
         Accounting fees and expenses                                 1,000.00**
         Legal fees and expenses                                      5,000.00**
         Miscellaneous expenses                                       2,000.00**
                                                                    ----------
             Total                                                  $10,334.80
                                                                    ==========

----------

*   Previously paid on March 7, 2002 with the initial filing.
**  Estimated.

All of the above expenses will be paid by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Texas Business Corporation Act, the registrant's Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant's Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

         The exhibits to this registration statement are listed in the Index to Exhibits on page II-4 of this registration statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 21, 2002.



                                   ZIXIT CORPORATION

                                   By: /s/ Steve M. York
                                       ----------------------------------------
                                       Steve M. York
                                       Senior Vice President, Chief Financial
                                       Officer and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 21, 2002.


         Signature                              Title
         ---------                              -----
       /*/                          Chairman, President, Chief
---------------------------         Executive Officer and Director
John A. Ryan                        (Principal Executive Officer)


/*/ STEVE M. YORK                   Senior Vice President,
---------------------------         Chief Financial Officer
Steve M. York                       and Treasurer (Principal
                                    Financial and Accounting Officer)


       /*/                          Founder and Director
---------------------------
David P. Cook


       /*/                          Co-Vice Chairman and Director
---------------------------
H. Wayne Huizenga


       /*/                          Director
---------------------------
Michael E. Keane


       /*/                          Director
---------------------------
James S. Marston


       /*/                          Co-Vice Chairman and Director
---------------------------
Jeffrey P. Papows


       /*/                          Director
---------------------------
Antonio R. Sanchez, Jr.


       /*/                          Director
---------------------------
Dr. Ben G. Streetman


*By:   /s/ Steve M. York
    -----------------------
    Steve M. York
    Attorney-in-Fact

                                INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                          DESCRIPTION
       -------                         -----------
         *4.1     Form of Common Stock Warrant Certificate.

         *5.1 Opinion of Ronald A. Woessner as to the validity of the securities being registered.

         23.1 Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1).

       **23.2     Consent of Ernst & Young LLP.

         24.1 Power of Attorney (included in Part II of this registration statement).


----------

*  Previously filed.

** Filed electronically herewith.